UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2010
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation or Organization)		Identification No.)
3721 Valley Centre Drive, Suite 400, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Glumetza® 500mg Recall
Santarus, Inc. (“Santarus” or the “Company”) is disclosing that Depomed, Inc. (“Depomed”) is conducting a voluntary recall from wholesalers of 52 lots of Glumetza® 500mg (metformin hydrochloride extended release) tablets due to the presence of trace amounts of a chemical called 2,4,6-tribromoanisole (TBA) in bottles containing 500mg Glumetza tablets.
Each lot of Glumetza 500mg tablets includes approximately 4,000 bottles containing 100 Glumetza 500mg tablets per bottle. Depomed estimates that wholesalers in the aggregate typically hold 10,000 to 15,000 bottles of Glumetza 500mg tablets. Santarus promotes the Glumetza 500mg and 1000mg prescription products in the U.S. pursuant to the terms of a promotion agreement with Depomed.
The recall does not impact the 1000mg formulation of Glumetza.
Depomed has indicated that it initiated the recall following an investigation of a single product complaint of a smell and taste consistent with TBA, which may cause temporary, non-serious gastrointestinal upset when present in amounts detectable by smell. Depomed has indicated that the recall is precautionary and is not due to risks to patient health. Depomed has further indicated that the health effects of TBA have not been well studied, but TBA has been found in food products (such as wine and milk) at levels greater than those detected in the Glumetza tablet bottles, and no serious events associated with TBA have been documented in the medical literature.
Depomed is cooperating with the U.S. Food and Drug Administration (“FDA”) on the recall, which is currently being carried out to the wholesaler level.
Depomed believes the presence of TBA in Glumetza 500mg bottles may have resulted from the breakdown of a chemical sometimes applied to wood in pallets previously used to transport Glumetza product bottles to Depomed’s Glumetza 500mg tablet contract manufacturer in Puerto Rico. Depomed has taken numerous corrective actions related to this matter, including ceasing shipment of Glumetza 500mg tablets produced using materials that may have been shipped on these wood pallets and requiring the Glumetza 500mg bottle supplier to discontinue the use of these pallets.
Although Depomed has confirmed the presence of TBA in an amount detectable by smell in only a single Glumetza bottle associated with a product complaint, Depomed has suspended product shipments of 500mg Glumetza to its customers pending further investigation and discussions with the FDA. Depomed has indicated that it currently expects to resume shipments of Glumetza 500mg tablets to its customers in four to eight weeks. Depomed believes it has sufficient inventory of Glumetza 1000mg, which is sourced from a different contract manufacturer, and will continue to ship that product to its customers. Santarus plans to focus its promotional efforts on Glumetza 1000mg until the supply of Glumetza 500mg is resumed.

The supply disruption for Glumetza 500mg described above is expected to adversely affect Santarus’ Glumetza promotion revenues in the second and third fiscal quarters of 2010. Glumetza promotion revenue for the quarter ended March 31, 2010 was $8.8 million, of which approximately 60% was from sales of Glumetza 500mg and 40% was from sales of Glumetza 1000mg.
Pursuant to the terms of the promotion agreement, Depomed has sole responsibility for recalls related to Glumetza and is required to reimburse Santarus for its reasonable, documented, direct, out-of-pocket costs incurred in connection with participating in the Glumetza recall.
Immediate-Release Tablet Product
On June 16, 2010, Santarus received notice from the FDA that the FDA did not approve Santarus’ proposed brand name for its immediate-release omeprazole/sodium bicarbonate/ magnesium hydroxide tablets in 40 mg and 20 mg dosage strengths of omeprazole. Santarus received FDA approval of the new drug application for this tablet product in December 2009.
Santarus is in the process of assessing its regulatory and commercialization strategy for this product.
Forward-Looking Statements
Santarus cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any plans will be achieved. Actual results may differ materially from those set forth in this report due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the scope of the Glumetza 500mg recall and any additional actions that the FDA may require Depomed to take; the duration of the Glumetza 500mg supply disruption; the effect of the supply disruption on Santarus’ future financial results; Depomed’s ability to continue to supply Glumetza 1000mg and the success of Santarus’ promotional activities for that product; changes in Depomed’s understanding of the circumstances causing the presence of TBA in the Glumetza 500mg bottles; the potential health effects of TBA; and other risks detailed in Santarus’ prior public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: June 17, 2010	By:	/s/ Gerald T. Proehl
		Name:	Gerald T. Proehl
		Title:	President and Chief Executive Officer